As filed with the Securities and Exchange Commission on April 1, 2025.

Registration No. 333-284299

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-effective Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MUSTANG BIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	2836	47-3828760
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

95 Sawyer Road

Waltham, MA 02453

(781) 652-4500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Manuel Litchman, M.D.

President, Chief Executive Officer and Interim Chief Financial Officer

Mustang Bio, Inc.

95 Sawyer Road

Waltham, MA 02453

(781) 652-4500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rakesh Gopalan

David S. Wolpa

Alexander T. Yarbrough

Troutman Pepper Locke LLP

301 S. College Street, 34th Floor

Charlotte, NC 28202

(704) 998-4050

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This Post-Effective Amendment No. 1 shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 (File No. 333-284299) (the “Registration Statement”) of Mustang Bio, Inc. (the “Company”) is being filed as an exhibits-only filing solely to include the consent of KPMG LLP with respect to its report, dated March 28, 2025, relating to the consolidated financial statements of the Company contained in its Annual Report on Form 10-K for the year ended December 31, 2024, filed herewith as Exhibit 23.1. Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16 of Part II of the Registration Statement, the signature pages to the Registration Statement and Exhibit 23.1. The report of KPMG LLP was filed in Prospectus Supplement No. 3, dated April 1, 2025, filed with the Securities and Exchange Commission pursuant to Rule 424(b)(3). The prospectus, as supplemented, and the balance of Part II of the Registration Statement are unchanged hereby and have been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules

The exhibits listed below are filed as part of this Registration Statement.

Incorporated by Reference
Exhibit No.	Description	Form	File Number	Date	Exhibit No.	Filed or furnished herewith
23.1	Consent of KPMG LLP, independent registered public accounting firm					X

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this post-effective amendment to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Worcester, Commonwealth of Massachusetts, on April 1, 2025.

Mustang Bio, Inc.
By:	/s/ Manuel Litchman, M.D.
Manuel Litchman, M.D.
President, Chief Executive Officer and Interim Chief Financial Officer

Pursuant to the requirements of the Securities Act, this post-effective amendment to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Manuel Litchman, M.D.	President, Chief Executive Officer, Interim Chief Financial Officer and Director
Manuel Litchman, M.D.	(Principal Executive Officer, and Principal Financial and Accounting Officer)	April 1, 2025

*	Chairman of the Board of Directors and Executive
Michael S. Weiss	Chairman	April 1, 2025

*
Adam Chill	Director	April 1, 2025

*
Neil Herskowitz	Director	April 1, 2025

*
David Jin	Director	April 1, 2025

*
Lindsay A. Rosenwald, M.D.	Director	April 1, 2025

*
Michael Zelefsky, M.D.	Director	April 1, 2025

*By:	/s/ Manuel Litchman, M.D.
Manuel Litchman, M.D.
Attorney-in-fact